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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Administrative Committee for the
  Team, Inc. Salary Deferral Plan and Trust:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Team, Inc. (filed under Securities and Exchange Commission File No. 333-74062) of our report dated June 27, 2003, relating to the statements of net assets available for plan benefits of the Team, Inc. Salary Deferral Plan and Trust as of December 31, 2002 and 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002 and the supplemental schedule G, part III - schedule of nonexempt transactions for the year ended December 31, 2002 and the supplemental schedule H, Line 4i - schedule of assets (held at end of year) as of December 31, 2002, which appear in the December 31, 2002 Annual Report on Form 11-K of the Team, Inc. Salary Deferral Plan and Trust.

/s/ KPMG LLP

Houston, Texas
June 27, 2003